Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199078 on Form S-8 of our reports dated August 8, 2017, relating to the consolidated and combined financial statements and financial statement schedule of CDK Global, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph related to the inclusion of expense allocations for certain corporate functions historically provided by Automatic Data Processing, Inc.) and the effectiveness of CDK Global, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CDK Global, Inc. for the year ended June 30, 2017.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
August 8, 2017